UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2008

Panglobal Brands Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-131531	20-8531711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5608 South Soto Street, Suite 102 Huntington Park, CA 90255
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 323-226-6500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

The company signed a binding Term Sheet to acquire the Scrapbook brand label from Femme Knits, Inc. as well as selective other assets, including customer lists and current sales orders. Femme Knits, Inc. was started in 1998 by Kelly Kaneda and the Scrapbook label was established in 2002. The Scrapbook label is aimed at the young contemporary market and is known for its mix and match prints and comfortable knit fabrics. Scrapbook products can be found at better department stores and boutique, and major customers include Nordstrom’s, Dillard’s, Macy’s, Anthropologie, Top Shop (in London, UK), Delia’s, Forever 21 and Hot Topic.

The company will be employing Kelly Kaneda to be the new president of the Scrapbook division of the company, as well as many of the key design and production staff associated with the brand.

Item 7.01	Regulation FD Disclosure

The company’s previously disclosed private placement as filed on April 18, 2008 failed to close due to market conditions. The company has arranged a repriced private placement offering of 6,000,000 shares of our common stock at a price of $0.50 per share for gross proceeds of $3,000,000 to be used for working capital. We expect to close the private placement in the next 30 days.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Term Sheet

99.1	News Release dated June 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANGLOBAL BRANDS INC.

/s/ Charles Lesser
Charles Lesser
Chief Financial Officer

June 4, 2008